Exhibit 10.1
ASANA, INC.
NON-EMPLOYEE DIRECTOR COMPENSATION POLICY

Each member of the Board of Directors (the “Board”) who is not also serving as an employee of or consultant to Asana, Inc. (the “Company”) or any of its subsidiaries (each such member, an “Eligible Director”) will receive the compensation described in this Non-Employee Director Compensation Policy for his or her Board service upon and following the listing date of the Company’s stock on a national stock exchange (the “Effective Date”). An Eligible Director may decline all or any portion of his or her compensation by giving notice to the Company prior to the date cash may be paid or equity awards are to be granted, as the case may be. This policy is effective as of the Effective Date and may be amended at any time in the sole discretion of the Board or the Compensation Committee of the Board.

I.    Annual Cash Compensation

The annual cash compensation amount set forth below is payable to Eligible Directors in equal quarterly installments, payable in arrears on the last day of each fiscal quarter in which the service occurred (each such date, a “Retainer Accrual Date”). If an Eligible Director joins the Board or a committee of the Board at a time other than effective as of the first day of a fiscal quarter, each annual retainer set forth below will be pro-rated based on days served in the applicable fiscal quarter, with the pro-rated amount paid on the last day of the first fiscal quarter in which the Eligible Director provides the service and regular full quarterly payments thereafter. All annual cash fees are vested upon payment.

1.    Annual Board Service Retainer:
a.    All Eligible Directors: $30,000
b.    Independent Chair of the Board Service Retainer (in addition to Eligible Director
Service Retainer): $15,000

2.    Annual Committee Chair Service Retainer:
a.    Chair of the Audit Committee: $20,000
b.    Chair of the Compensation Committee: $12,000
c.    Chair of the Nominating and Corporate Governance Committee: $7,500

3.    Annual Committee Member Service Retainer (not applicable to Committee Chairs):
a.    Member of the Audit Committee: $10,000
b.    Member of the Compensation Committee: $6,000
c.    Member of the Nominating and Corporate Governance Committee: $3,750

II.    Equity Compensation

Subject to its approval by the Company’s stockholders, the equity compensation set forth below will be granted pursuant to the Company’s 2020 Equity Incentive Plan (the “Plan”), which provides, among other things, that the aggregate value of all compensation granted or paid, as applicable, to any individual for service as a non-employee director with respect to any calendar year, including awards granted and cash fees paid by the Company to such non-employee director, will not exceed (i) $750,000 in total value or (ii) in the event such non-employee director is first appointed or elected to the Board during such calendar year, $1,000,000 in total value, in each case, calculating the value of any equity awards based on the grant date fair value of such equity awards for financial reporting purposes (“grant date fair value”).

Exhibit 10.1
1.    Initial Grant: For each Eligible Director who is first elected or appointed to the Board following the Effective Date, on the date of such Eligible Director’s initial election or appointment to the Board (or, if such date is not a market trading day, the first market trading day thereafter), the Eligible Director will be automatically, and without further action by the Board or the Compensation Committee of the Board, granted a restricted stock unit award with a grant date fair value of $350,000 (the “Initial Grant”). The shares subject to each Initial Grant (i) will vest in equal annual installments over a three-year period such that the Initial Grant is fully vested on the third anniversary of the date of grant and (ii) will vest in full upon a Change in Control (as defined in the Plan), in either case, subject to the Eligible Director’s Continuous Service (as defined in the Plan) through each such vesting date. Notwithstanding the foregoing, each share subject to the Initial Grant that vests shall be subject to a holding period and shall not be issued or delivered to the Eligible Director until the earlier to occur of (a) the first anniversary of the vesting date and (b) a “change in control event” within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”).

2.    Annual Grant: On the date of each annual stockholder meeting of the Company held after the Effective Date, each Eligible Director who (i) has served as a non-employee member of the Board for more than six months as of such date and (ii) will continue to serve as a non-employee member of the Board following such stockholder meeting will be automatically, and without further action by the Board or the Compensation Committee of the Board, granted a restricted stock unit award with a grant date fair value of $175,000 (the “Annual Grant”). The shares subject to the Annual Grant (a) will vest on the first anniversary of the date of grant, provided that the Annual Grant will in any case be fully vested on the date of Company’s next annual stockholder meeting, and (b) will vest in full upon a Change in Control (as defined in the Plan), in either case, subject to the Eligible Director’s Continuous Service (as defined in the Plan) through such vesting date. Notwithstanding the foregoing, each share subject to the Annual Grant that vests shall be subject to a holding period and shall not be issued or delivered to the Eligible Director until the earlier to occur of (1) the second anniversary of the vesting date and (2) a “change in control event” within the meaning of Section 409A of the Code.

3.    Elections to Receive an Equity Grant in Lieu of Cash Retainer.

a.Retainer Grant. Each Eligible Director may elect to forego receiving payment of all of his or her compensation otherwise earned and payable in cash under Article I for any applicable period into a grant of fully vested shares of Common Stock (each, a “Retainer Grant”) if such election is timely made in accordance with the requirements of this Section 3 (such election, a “Retainer Grant Election”). If an Eligible Director timely makes a Retainer Grant Election pursuant to Section 3.b, on the first business day following each Retainer Accrual Date to which the Retainer Grant Election applies, and without any further action by the Board or Compensation Committee, such Eligible Director automatically will be granted a number of fully vested shares of Common Stock equal to (A) the aggregate amount of cash compensation otherwise payable to such Eligible Director under Article I on the Retainer Accrual Date to which the Retainer Grant Election applies divided by (B) the closing sales price per share of the Common Stock on the applicable Retainer Accrual Date (or, if such date is not a business day, on the last business day prior to such date), rounded down to the nearest whole share.

b.Election Mechanics. Each Retainer Grant Election must be submitted to the Company’s General Counsel (or such other individual as the Company designates) in writing prior to the applicable deadline specified by the Company’s General Counsel (or such other individual as the Company designates) for making such Retainer Grant Election. Notwithstanding the foregoing, if the Eligible Director participates in the Company’s Directors’ Deferred Compensation Plan (the

Exhibit 10.1
“DDCP”), such election deadline in all cases must be (i) within 30 days after the Eligible Director first becomes eligible to participate in the DDCP or (ii) a date preceding the first date of the calendar year during which the cash compensation would otherwise have been earned and which will be subject to such Retainer Grant Election, subject to any other conditions specified by the Board or Compensation Committee of the Board. An Eligible Director may only make a Retainer Grant Election during a period in which the Company is not in a quarterly or special blackout period and the Eligible Director is not aware of any material non-public information. Once a Retainer Grant Election is properly submitted, it will be in effect and automatically applicable to all cash compensation that would otherwise be earned and paid under Article I unless and until the Eligible Director timely revokes it in accordance with Section 3.c below. An Eligible Director who fails to make a timely Retainer Grant Election will not receive a Retainer Grant and instead will receive the cash compensation under Article I.

c.Revocation Mechanics. The revocation of any previously submitted Retainer Grant Election must be submitted to the Company’s General Counsel (or such other individual as the Company designates) in writing prior to the applicable deadline specified by the Company’s General Counsel (or such other individual as the Company designates) for making such revocation election. Notwithstanding the foregoing, if the Eligible Director participates in the DDCP, such revocation deadline in all cases must be a date preceding the first date of the calendar year during which the cash compensation would otherwise have been earned, subject to any other conditions specified by the Board or Compensation Committee. An Eligible Director may only revoke a Retainer Grant Election during a period in which the Company is not in a quarterly or special blackout period and the Eligible Director is not aware of any material non-public information. Following such revocation, no Retainer Grant Election will be in effect for such Eligible Director unless and until the Eligible Director timely makes a new Retainer Grant Election in accordance with the election procedures specified Section 3.b above.

Effective Date: September 30, 2020
Amended and Restated: January 25, 2021
Amended and Restated May 24, 2022